Exhibit 3.3

AMENDMENT NO. 1 TO OPERATING AGREEMENT OF

NGA HOLDCO, LLC, A NEVADA

LIMITED LIABILITY COMPANY

The undersigned, being all of the Members of NGA HOLDCO, LLC (“Company”) hereby adopt and approve this Amendment No.1 to the Operating Agreement of NGA HOLDCO, LLC (“Operating Agreement”) effective as of the 1st day of July, 2007. This Amendment No. 1 is entered with reference to the following facts:

1. The Company was organized on January 8, 2007, by the filing of its articles of organization with the office of the Nevada Secretary of State. The original members of the Company entered into that certain Operating Agreement, dated January 11, 2007 (the “Operating Agreement”). Except as otherwise defined in this Amendment, defined terms used shall have the meanings set forth in the Operating Agreement for such terms.

2. The Members hereby amend the Operating Agreement by the revision of Article VII, Management, as follows:

ARTICLE VII

MANAGEMENT

7.1	Managers Board.

(a) The management of the Company shall be vested in the Board of Managers (the “Board”) designated by the Members. The Operating Manager, who shall be appointed by the Board from among its Managers, shall report to and be subject to the direction of the Board. The initial Operating Manager of the Company shall be Thomas Reeg.

(b) The number of Managers on the Board shall be four (4) unless otherwise provided herein. The initial Managers of the Company shall be the following:

Thomas Reeg	Ryan Langdon
Timothy Janszen	Roger May

(c) A Manager shall remain in office until removed by action of the holders of a majority of membership units of the Company having voting authority.

(d) A Manager (including the Operating Manager) may be removed from the position of Manager at any time, with or without cause, by the written notice of the holders of a majority of the membership units of the Company having voting authority. Any removal of the Operating Manager from the position of Manager pursuant to this Section 7.1(d) shall also constitute the removal of such Manager from the position of Operating Manager without the necessity of any further action pursuant to Section 7.8.

(e) In the event any Manager dies or is unwilling or unable to serve as such or is removed from office, the remaining Managers shall promptly designate a successor to such Manager.

(f) Each Manager shall have one (1) vote. Except as otherwise provided in this Agreement, the Board shall act by the affirmative vote of a majority of the total number of members of the Board.

(g) Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company.

(h) The Board shall have the power to delegate authority to the Operating Manager by express written delegation as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly.

(i) A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

7.2	Meetings of the Board.

(a) The Board shall hold regular meetings no less frequently than once every year and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board, each regular meeting of the Board will be held at the Company’s principal place of business and attendance by the Operating Manager is mandatory. At such meetings the Board shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b) Special meetings of the Board may be called by any Manager. Notice of each such meeting shall be given to each Manager on the Board by telephone, telecopy, telegram or similar method (in each case, notice shall be given at least twenty-four (24) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least three (3) days before the meeting), unless a longer notice period is established by the Board. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c) Any action required to be taken at a meeting of the Board, or any action that may be taken at a meeting of the Board, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

(d) Notwithstanding anything to the contrary in this Section 7.2, the Board may take without a meeting any action that may be taken by the Board under this Agreement if such action is approved by the unanimous written consent of the Managers.

7.3	Board Powers.

(a) Except as otherwise provided in this Agreement or delegated to the Operating Manager hereunder, all powers to control and manage the affairs of the Company shall be exclusively vested in the Board and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Articles or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Board deems necessary, useful or appropriate for the management and conduct of the Company’s business.

(b) The Board may appoint the officers of the Company and will establish policies and guidelines for the hiring of employees, as appropriate and necessary. The Operating Manager shall be responsible for conducting the day-to-day business and affairs of the Company in the name of, and on behalf of, the Company.

7.4	Duties and Obligations of the Board.

(a) The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of its

Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity, and (v) oversee the activities of the Operating Manager.

(b) The Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Nevada and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes, including the acquisition and monitoring the Company’s assets in accordance with the provisions of this Agreement and applicable laws and regulations.

(c) The Board shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Company’s assets.

7.5	Day-to-Day Management by Operating Manager.

Subject to the limitations and restrictions set forth in this Agreement, the Operating Manager may exercise the following specific rights and powers without any further consent of the other Managers being required:

(a) Acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(b) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management of the affairs of the Company;

(c) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d) Care for and distribute funds to the Members by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(e) Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants to provide services for the Company;

(f) Ask for, collect, and receive any rents, issues, and profits or income from any property owned by the Company, or any part or parts thereof, and disburse Company funds for Company purposes to those persons entitled to receive the same;

(g) Purchase from or through others, contracts of liability, casualty, or other insurance for the protection of the properties or affairs of the Company or the Members, or for any purpose convenient or beneficial to the Company;

(h) Pay all taxes, licenses, or assessments of whatever kind or nature imposed upon or against the Company and for such purposes to make such returns and do all other such acts or things as may be deemed necessary and advisable by the Board;

(i) Establish, maintain, and supervise the deposit of any monies or securities of the Company with federally insured banking institutions or other institutions as may be selected by the Operating Manager, in accounts in the name of the Company with such institutions;

(j) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and

(k) Perform all ministerial acts and duties relating to the payment of all indebtedness, taxes, and assessments due or to become due with regard to the Company’s assets, and to give and receive notices, reports, and other communications arising out of or in connection with the ownership, indebtedness, or maintenance of the Company’s assets.

7.6	Duties and Obligations of the Operating Manager.

(a) The Operating Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member or any of his Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or any of his Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member and his Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Board, (iii) causing the Company to pay its liabilities from assets of the Company and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Operating Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and the Operating Manager shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Board and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Board may determine.

7.7	Restrictions on the Managers.

Notwithstanding anything in this Agreement to the contrary, neither the Operating Manager nor any other Manager shall have any authority to take any action not expressly delegated to such Operating Manager or other Manager hereunder. Without limiting the generality of the preceding sentence, the Operating Manager and each other Manager shall not have the authority to, and covenants and agrees that he shall not, do any of the following acts on behalf of the Company without the approval of the a majority of the Board:

(a) Acquire, by purchase, lease, or otherwise, any real property on behalf of the Company;

(b) Give or grant any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security interests, or otherwise encumbering any stock, interest in a business entity, promissory note issued to the Company, or any other asset owned by the Company;

(c) Sell, convey, or refinance any interest, direct or indirect, that may be acquired by the Company in Eldorado Resorts LLC;

(d) Cause or permit the Company to extend credit to or make any loans or become a surety, guarantor, endorser, or accommodation endorser for any person or enter into any contracts with respect to the operation or management of the business of the Company;

(e) Release, compromise, assign, or transfer any claims, rights, or benefits of the Company;

(f) Confess a judgment against the Company or submit a Company claim to arbitration;

(g) File any petition for bankruptcy of the Company;

(h) Distribute any cash or property of the Company, other than as provided in this Agreement;

(i) Admit a new Member to the Company;

(j) Amend this Operating Agreement; or

(k) Do any act in contravention of this Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Company.

Notwithstanding the above, the Operating Manager shall have the right and authority to take such actions as he, in its reasonable judgment, deems necessary for the protection and preservation of Company assets if, under the circumstances, in the good faith estimation of the Operating Manager, there is insufficient time to allow the Operating Manager to obtain the approval of the Board to such action and any delay would materially increase the risk to preservation of assets. The Operating Manager shall notify the Board of each such action contemporaneously therewith or as soon as reasonably practicable thereafter. Such authority shall lapse and terminate upon reduction of such risk to preservation of assets or upon receipt by the Operating Manager of telephone, facsimile, or written notice from any other Manager of his disapproval of any or all of the proposed actions.

7.8	Replacement of Operating Manager.

In the event a majority of the Board shall at any time, or from time to time, be dissatisfied with the Operating Manager’s performance (regardless of whether such dissatisfaction shall constitute legal “cause” for termination) or believe removal of the Operating Manager is appropriate for any other reason, such Managers shall have the right to remove the Operating Manager from the position as Operating Manager (but not from the position as a member of the Board) upon written notice of such action to the Operating Manager. A person who is removed from the position of Operating Manager pursuant to this Section 7.8 shall continue to be a Manager until such person is removed from the position of Manager in accordance with Section 7.1 or otherwise ceases to be a Manager in accordance with the terms of this Agreement. The approval of a majority of the Board shall be required to appoint a replacement Operating Manager.

7.9	Reimbursements.

The Company shall reimburse the Members and Managers for all expenses incurred and paid by any of them in the organization of the Company (other than those fees and costs incurred by the Members individually in the review of this Agreement and transaction(s) contemplated hereby) and as authorized by the Company, in the conduct of the Company’s business, including, but not limited to, expenses of maintaining an office, telephones, travel, office equipment and secretarial and other personnel as may reasonably be attributable to the Company. Such expenses shall not include any expenses incurred in connection with a Member’s or Managers’ exercise of its rights as a Member or a Manager apart from the authorized conduct of the Company’s business. The Board’s sole determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.

7.10	Compensation; Expenses and Loans.

(a) Compensation and Reimbursement. Except as otherwise provided in this Agreement, no Member or Affiliate of any Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member, nor shall any Member or Affiliate of any Member be reimbursed for any expenses incurred by such Member or Affiliate on behalf of the Company or otherwise in its capacity as a Member.

(b) Expenses. The Operating Manager and other Managers may charge the Company, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Company’s business and payable to Persons other than the Operating Manager or any Affiliate of the Operating Manager.

7.11	Indemnification of the Managers.

(a) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against any Manager including the Operating Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Manager, including reasonable attorneys’ fees incurred by the Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.

(b) Unless otherwise provided in Section 7.11(d) following, in the event of any action by a Member against any Manager, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Manager, including reasonable attorneys’ fees incurred in the defense of such action.

(c) Unless otherwise provided in Section 7.11(d) following, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Manager, if for the benefit of the Company and in accordance with this Agreement said Manager makes any deposit or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

(d) Notwithstanding the provisions of Sections 7.11(a), 7.11(b) and 7.11(c) above, such Sections shall be enforced only to the maximum extent permitted by law and no Manager shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

(e) The obligations of the Company set forth in this Section 7.11 are expressly intended to create third party beneficiary rights of each of the Managers and any Member is authorized, on behalf of the Company, to give written confirmation to any Manager of the existence and extent of the Company’s obligations to such Manager hereunder.

3. Except where expressly in conflict with the terms hereof, the undersigned hereby ratify, confirm and reaffirm the terms and conditions of the Operating Agreement in all other respects except as modified by this Amendment and the Members hereby accept and consent to this Amendment as Members of the Company. The Operating Agreement as amended is and shall remain in force and effect.

4. This Amendment may be executed in any number of counterparts and by facsimile signatures with the same effect as if all of the parties hereto were to have physically signed the same document, at the same time and at the same place. All counterparts shall be construed together and shall constitute the Amendment.

NGA VOTECO, LLC		NGA NOVOTECO, LLC
A Nevada limited liability company		A Nevada limited liability company

By	/s/ Thomas Reeg	By	/s/ Thomas Reeg
	Thomas Reeg		Thomas Reeg
	Operating Manager		Operating Manager